Exhibit 4.3

AUTHORIZATION FOR DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

To participate in the First United Corporation (“First United”) Dividend Reinvestment and Stock Purchase Plan, complete and sign below and return it in the enclosed envelope.

This will authorize First United to forward to the administrator of the Plan all or a portion of the dividends paid on your shares of common stock of First United to be invested in additional shares of common stock.  All investments are made subject to the terms and conditions of the Service as set forth in the accompanying brochure.

This authorization and appointment are given by you with the understanding that you may terminate them at any time by so notifying the administrator of the Plan.

To deposit your shares for safekeeping, check the appropriate box below, and return this card and your stock certificates via registered mail, return receipt requested.

If you would like to have your dividends deposited automatically into your checking or savings account, complete the section below for Direct Deposit.

Please read carefully.  This is not a proxy.
Return this form only if you wish to participate
in the Service.

Please enroll me in the First United Corporation Dividend Reinvestment and Stock Purchase Plan

☐	Full Dividend Reinvestment. Please apply the dividends on all shares of common stock that I currently own as well as all future shares that I acquire.

☐	Partial Dividend Reinvestment. Please remit to me the dividends on _________ shares.
I understand that the dividends on my remaining shares, as well as all future shares that
I acquire will be reinvested under the Service.

☐	All Cash (no dividend reinvestment)

Date:

Signature(s)

All joint owners must sign exactly as names appear on the stock certificates.

☐
Direct Deposit.  I hereby authorize StockTrans, Inc. and First United Corporation to initiate cash dividend deposits into my account indicated below and the financial institution below to deposit the same to such account.  This authority is to remain in full force and effect until StockTrans, Inc. or First United Corporation has received written notification from me of its termination in such time and manner as to afford them a reasonable opportunity to act on it.  If this option is not selected, your dividend check will be automatically mailed to your address.

(You must complete this section and return the form along with a personal voided check to enroll for Direct Deposit of your dividends.  Your financial institution can provide you with the following required information.)

Type of Account:                                                      ☐ Checking                                           ☐ Savings

Financial Institution RT/ABA Number:

Address of Financial Institution:

Checking/Savings Account Number:

(Signature – All Holders Must Sign)

(Print Name(s)) (Date)

☐	Safekeeping. Deposit the enclosed ______________ shares of stock for safekeeping.

Mail completed form to:	StockTrans, Inc.
44 West Lancaster Avenue
Ardmore, Pennsylvania 19003